                                                                  Exhibit 12


            AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)




                                                         Nine Months Ended
                                                           September 30,
                                                        2000          1999
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $303,221      $266,428
  Interest expense                                     502,586       412,834
  Implicit interest in rents                            12,267        11,604

Total earnings                                        $818,074      $690,866


Fixed charges:
  Interest expense                                    $502,586      $412,834
  Implicit interest in rents                            12,267        11,604

Total fixed charges                                   $514,853      $424,438


Ratio of earnings to fixed charges                        1.59          1.63